Amended Employment Agreement

This Amended Employment Agreement (this “Agreement”) is entered into effective as of July 25, 2013, by and among First Reliance Bancshares, Inc., a South Carolina corporation (the “Corporation”), First Reliance Bank, a bank chartered under South Carolina law and a wholly owned subsidiary of the Corporation (the “Bank”), and Paul C. Saunders, Senior Vice President of the Corporation and the Bank (the “Executive”). The Corporation and the Bank are referred to in this Agreement individually and together as the “Employer.”

Whereas, the Executive is the Senior Vice President of the Corporation and the Bank, possessing unique skills, knowledge, and experience relating to their business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of the Corporation and affiliates,

Whereas, the Executive and the Employer are parties to a November 24, 2006 Employment Agreement, as amended by the December 3, 2008 First Amendment of the Employment Agreement, but the Executive and the Employer intend that this Agreement amend and restate in its entirety the November 24, 2006 Employment Agreement, as amended, and

Whereas, as of the date of this Agreement none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Employer, is contemplated insofar as the Corporation or any affiliates are concerned.

Now Therefore, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1

Employment

1.1           Employment. The Employer hereby employs the Executive to serve as Senior Vice President according to the terms and conditions of this Agreement and for the period stated in section 1.3. The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in section 1.3.

1.2           Duties. The Executive shall serve under the direction of the Employer’s President and Chief Executive Officer and in accordance with the Employer’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall report directly to the President and Chief Executive Officer. The Executive shall serve the Employer faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full working time, energy, and attention to the business of the Employer and to the promotion of the Employer’s interests throughout the term of this Agreement. Without the written consent of the board of directors of each of the Corporation and the Bank, during the term of this Agreement the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which the compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3           Term. The initial term of employment under this Agreement shall be three years, commencing November 24, 2006. The term of this Agreement shall automatically be extended at the end of each month for one additional month unless the Bank’s board of directors determines that the term shall not be extended. If the board of directors decides not to extend the term, the board shall promptly notify the Executive in writing, but this Agreement shall nevertheless remain in force until its current term expires. The board’s decision not to extend the term shall not – by itself – give the Executive any rights under this Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5. References herein to the term of this Agreement mean the initial term, as the same may be extended. Unless sooner terminated, the term of this Agreement shall terminate when the Executive attains age 65.

Article 2

Compensation and Benefits

2.1           Base Salary. In consideration of the Executive’s performance of the obligations under this Agreement, the Employer shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $110,000, payable in bi-weekly installments or otherwise according to the Employer’s regular pay practices. The Executive’s salary shall be reviewed annually by the Employer’s board of directors or the board’s Compensation Committee. The Executive’s salary shall be increased no more frequently than annually to account for cost of living increases. At the discretion of the Compensation Committee, the Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases. However, the Executive’s salary shall not be reduced. All compensation under this Agreement shall be subject to customary withholding taxes and such other employment taxes as are imposed by law. The Executive’s salary, as the same may be increased from time to time, is referred to in this Agreement as the “Base Salary.”

2.2           Benefit Plans and Perquisites. For as long as the Executive is employed by the Employer the Executive shall be entitled to (x) participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, retirement, medical, dental, disability, and group life benefits and including stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for any such plans or benefits, and (y) receive any and all other fringe benefits provided from time to time, including the following fringe benefits –

(a)          Club dues. The Employer shall pay or cause to be paid the Executive’s initiation and membership assessments and dues in civic and social clubs of the Executive’s choice. The Executive shall be solely responsible for personal expenses for use of the civic and social clubs.

(b)          Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred performing the obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Employer and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

(c)          Disability insurance. The Employer shall reimburse the Executive for the Executive’s cost to purchase and maintain disability insurance coverage. The amount reimbursed by the Employer shall be grossed up to compensate the Executive for federal and state income taxes imposed as a result of the Employer’s reimbursement of the Executive’s cost. The disability insurance policy shall be owned by the Executive exclusively.

2.3           Vacation. The Executive shall be entitled to sick leave and paid annual vacation in accordance with policies established from time to time by the Employer.

Article 3

Employment Termination

3.1           Termination by the Employer. (a) Death or Disability. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive dies in active service to the Employer, for twelve months after the Executive’s death the Employer shall assist the Executive’s family with continuing health care coverage under COBRA substantially identical to that provided for the Executive before death. By delivery of written notice 30 days in advance to the Executive, the Employer may terminate the Executive’s employment if the Executive is disabled. For purposes of this Agreement, the Executive shall be considered “disabled” if an independent physician selected by the Employer and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of 90 consecutive days. The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within 30 days after the Employer gives notice of termination due to disability.

(b)          Termination without Cause. With written notice to the Executive 60 days in advance, the Employer may terminate the Executive’s employment without Cause.

(c)          Termination with Cause. The Employer may terminate the Executive’s employment with Cause. For purposes of this Agreement, “Cause” means any of the following –

1)          an act of fraud, embezzlement, or theft by the Executive in the course of employment,

2)          intentional violation of any law or significant policy of the Employer or an affiliate, which in the Employer’s sole judgement causes material harm to the Employer or affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Employer,

3)          the Executive’s gross negligence in the performance of the Executive’s duties,

4)          intentional wrongful damage by the Executive to the business or property of the Employer or its affiliates, including without limitation the reputation of the Employer, which in the Employer’s sole judgment causes material harm to the Employer. For purposes of this Agreement no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of the Employer,

5)          a breach by the Executive of fiduciary duties or misconduct involving dishonesty, in either case whether in the Executive’s capacity as an officer or as a director of the Employer,

6)          a breach by the Executive of this Agreement that in the sole judgment of the Employer is a material breach, which breach is not corrected by the Executive within 10 days after receiving written notice of the breach,

7)          removal of the Executive from office or permanent prohibition of the Executive from participating in the Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1),

8)          the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Employer, under the Employer’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or

9)          conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for seven consecutive days or more.

3.2           Voluntary Termination with Good Reason. With advance written notice to the Employer as provided in clause (y), the Executive may terminate employment with Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in sections 4.4 and 4.5 of this Agreement. For purposes of this Agreement a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied –

(x)          a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

1)           a material diminution of the Executive’s Base Salary,

2)           a material diminution of the Executive’s authority, duties, or responsibilities,

3)           a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

4)           a material diminution in the budget over which the Executive retains authority,

5)           a material change in the geographic location at which the Executive must perform services for the Employer, or

6)           any other action or inaction that constitutes a material breach by the Employer of this Agreement.

(y)          the Executive must give notice to the Employer of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Employer shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

Article 4

Compensation and Benefits After Termination

4.1           Cause. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which termination became effective and any other benefits to which the Executive may be entitled under the Employer’s benefit plans and policies in effect on the date of termination.

4.2           Termination by the Executive Other than for Good Reason. If the Executive terminates employment other than for Good Reason, the Executive shall receive the Base Salary through the date on which termination becomes effective and any other benefits to which the Executive may be entitled under the Employer’s benefit plans and policies.

4.3           Termination Because of Disability. If the Executive’s employment terminates because of disability, the Executive shall receive Base Salary through the date on which termination becomes effective, any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which termination becomes effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, such other benefits to which the Executive may be entitled under the Employer’s benefit plans, policies, and agreements, and any benefits provided for elsewhere in this Agreement.

4.4           Cash Severance after Termination Without Cause or Termination with Good Reason. (a) Subject to the possibility that cash severance after employment termination might be delayed under section 4.4(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, 30 days after employment termination the Employer shall pay to the Executive in a single lump sum cash in an amount equal to (x) the Executive’s Base Salary for the unexpired term of the Agreement (the Executive’s monthly salary multiplied by the number of whole months remaining in the term of the Agreement), without discount for the time value of money, plus (y) the bonus earned for the calendar year ended immediately before the year in which employment termination occurs. The Employer and the Executive acknowledge and agree that benefits under this section 4.4 shall not be payable if benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b)            If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, and if the cash severance payment under section 4.4(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, the Executive’s cash severance payment under section 4.4(a) shall be paid to the Executive in a single lump sum on the first day of the seventh month after the month in which the Executive’s employment terminates. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

4.5           Post-Termination Insurance Coverage. (a) If the Employer terminates the Executive’s employment involuntarily but without Cause, if the Executive’s employment terminates because of disability, or if the Executive voluntarily terminates employment with Good Reason, the Employer shall continue or cause to be continued at the Employer’s expense and on behalf of the Executive and the Executive’s dependents a medical and dental insurance coverage benefit consisting of reimbursement by the Employer of a portion of the Executive’s cost to continue medical insurance coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) [Pub. L. 99-272, 100 Stat. 82]. Regardless of whether it is sufficient to reimburse the Executive’s entire monthly cost for continued medical insurance coverage under COBRA, the amount of the Employer’s reimbursement under this section 4.5 shall be equal to the monthly medical insurance premium cost incurred by the Employer on account of the Executive’s participation in the Employer’s medical and dental insurance plan in the month immediately before the month in which the Executive’s employment terminated. If providing the medical and dental insurance coverage reimbursement benefit under this section 4.5(a) would result in the Employer or any of its affiliates breaching the terms of any insurance policy with an applicable insurer or incurring any penalty or additional tax for failing to comply with any applicable law, instead of receiving the medical and dental insurance coverage reimbursement benefit the Executive shall be entitled to elect continuation coverage under COBRA section 4980B(f) and, beginning with the first payroll period after the first day of the seventh month after the month in which the Executive's employment terminates, the Employer shall pay to the Executive a monthly cash amount equal to the monthly premium amount the Employer would have paid for the Executive’s medical and dental coverage reimbursement under this section 4.5(a) had the Executive remained actively employed, less any applicable tax withholdings (each such payment, an “Employer Payment”). The first Employer Payment shall include the amount that the Executive would have received in the seven-month period after the date of employment termination had the Executive otherwise received the Employer Payments during the seven-month period. Any benefit provided by the Employer in accordance with the preceding sentences after employment termination shall not count toward the medical and dental plan’s obligation to provide continuation coverage under COBRA or any applicable provision of the Employer’s health plans that provide for continuing coverage for the Executive, and the last day of the post-termination period in which the Executive is entitled to the benefit under this section 4.5(a) shall be deemed to be the date of the Executive’s “qualifying event” for purposes of COBRA, provided that if application of this sentence would result in the Employer or any of its affiliates incurring any penalty or additional tax for failing to comply with any applicable law, this section 4.5(a) shall be applied without giving effect to this sentence.

(b)            If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.5(a) it is not possible to continue the Executive’s coverage or (y) when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if any of the continued insurance benefits specified in section 4.5(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, instead of continued insurance coverage under section 4.5(a) the Employer shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Employer’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for the lesser of 36 months or the number of months until the Executive attains age 65. The lump-sum payment shall be made 30 days after employment termination or, if section 4.4(b) applies and a six-month delay is required under Internal Revenue Code section 409A, on the first day of the seventh month after the month in which the Executive’s employment terminates.

(c)            If the Employer terminates the Executive’s employment involuntarily but without Cause, or if the Executive’s employment terminates because of Disability, or if the Executive voluntarily terminates employment with Good Reason, the Employer shall continue or cause to be continued at the Employer’s expense the disability reimbursement and gross-up benefit under section 2.2(c) as in effect during the two years preceding the date of the Executive’s termination.

(d)          The medical and disability (including income tax gross up) insurance benefits provided by this section 4.5 shall continue until the first to occur of (w) the Executive’s return to employment with the Employer or another employer, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates. Termination of the benefit under this section 4.5 shall not, however, relieve the Employer of its obligation to make a reimbursement payment due but not yet paid to the Executive. This section 4.5 shall not be interpreted to limit any benefits to which the Executive or the Executive’s dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, agreements, programs, or practices after the Executive’s employment termination, including without limitation retiree medical benefits.

Article 5

Change in Control Benefits

5.1           Change in Control Benefits. (a) If a Change in Control occurs during the term of this Agreement, the Employer shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three times the Executive’s annual compensation. For this purpose, annual compensation means (x) the Executive’s Base Salary when the Change in Control occurs plus (y) any bonus or incentive compensation earned for the calendar year ended immediately before the year in which the Change in Control occurs, regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral or vesting. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this paragraph (a) is payable no later than five business days after the Change in Control occurs. If the Executive receives payment under section 5.1 the Executive shall not be entitled to any additional severance benefits under section 4.4 of this Agreement. The Executive shall be entitled to benefits under this paragraph (a) on no more than one occasion.

(b)            If a Change in Control occurs during the term of this Agreement the Employer shall cause the Executive to become fully vested in awards under any stock option, stock incentive, or other non-qualified plans, programs, or arrangements in which the Executive participated if (x) the plan, program, or arrangement does not address the effect of a change in control or termination after a change in control and (y) award vesting occurs automatically with the passage of time or years of service. Provided the Executive is at the time a covered employee within the meaning of Internal Revenue Code section 162(m), accelerated vesting in or entitlement to awards shall not occur under this section 5.1(b) in the case of any award for which vesting or entitlement is based on achievement of performance conditions, whether the conditions have to do with individual performance or corporate performance measures, including but not limited to stock price or financial statement or other financial measures.

5.2           Change in Control Defined. For purposes of this Agreement, “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)           Change in ownership: a change in ownership of First Reliance Bancshares, Inc., a South Carolina corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of First Reliance Bancshares, Inc. stock constituting more than 50% of the total fair market value or total voting power of First Reliance Bancshares, Inc. stock, or

(b)           Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of First Reliance Bancshares, Inc. stock possessing 30% or more of the total voting power of First Reliance Bancshares, Inc., or (y) a majority of First Reliance Bancshares, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of First Reliance Bancshares, Inc.’s board of directors, or

(c)           Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of First Reliance Bancshares, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from First Reliance Bancshares, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of First Reliance Bancshares, Inc.’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of First Reliance Bancshares, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Article 6

Confidentiality and Creative Work

6.1           Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Employer or its business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Employer’s and the Employer’s affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to –

(a)            the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b)            the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c)            the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d)            trade secrets, as defined from time to time by the laws of the State of South Carolina.

Notwithstanding the foregoing, confidential information excludes information that – as of the date hereof or at any time after the date hereof – is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of the Employer, or (y) otherwise than by or at the direction of the Executive. This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2           Return of Materials. The Executive agrees to deliver or return to the Employer upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Employer or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3           Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Employer. The Executive hereby assigns to the Employer all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4          Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement the term “affiliate” of the Employer includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation or the Bank. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5          Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Employer if the Executive fails to observe the obligations imposed on him by this Article 6. Accordingly, if the Employer institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Employer’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

Article 7

Competition After Employment Termination

7.1          Covenant Not to Solicit Employees. The Executive agrees not to solicit the services of any officer or employee of the Bank for one year after the Executive’s employment termination.

7.2          Covenant Not to Compete. (a) The Executive covenants and agrees not to compete directly or indirectly with the Employer for one year after employment termination. For purposes of this section –

1)	the term “compete” means

(a)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(c)	inducing or attempting to induce any person who was a customer of the Employer at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

2)	the words “directly or indirectly” means –

(a)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Employer in the territory, or

(b)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Employer when the Executive’s employment terminated.

3)	the term “customer” means any person to whom the Employer is providing financial products or services on the date of the Executive’s employment termination.

4)	the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than the Employer or any of its affiliated corporations.

5)	“financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

6)	the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

7)	the term “territory” means the area within a 15-mile radius of any office of the Employer at the date of the Executive’s employment termination.

(b)          If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

7.3           Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Employer would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7. Accordingly, the Executive agrees that the Employer’s remedies for a material breach or threatened breach of this Article 7 include but are not limited to (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the Executive, (y) forfeiture of any severance benefits under sections 4.4 and 4.5 of this Employment Agreement, and (z) a suit in equity by the Employer to enjoin the Executive from the breach or threatened breach of such covenants. Despite anything to the contrary in the Salary Continuation Agreement between the Bank and the Executive or in the Endorsement Split Dollar Agreement between the Bank and the Executive, if after termination of the Executive’s employment the Executive competes with the Employer in violation of this Article 7, the Employer shall be entitled to withhold all benefits payable under the Salary Continuation Agreement and the Executive shall be deemed to have forfeited any and all rights to benefits under the Salary Continuation Agreement and under the Endorsement Split Dollar Agreement. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Employer from pursuing any other or additional remedies for the breach or threatened breach.

7.4           Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement. However, Article 7 shall become null and void effective immediately upon a Change in Control.

Article 8

Miscellaneous

8.1           Successors and Assigns. (a) This Agreement is binding on successors. This Agreement shall be binding upon the Employer and any successor to the Employer, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Employer by purchase, merger, consolidation, reorganization, or otherwise. But this Agreement and the Employer’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Employer. By agreement in form and substance satisfactory to the Executive, the Employer shall require any successor to all or substantially all of the business or assets of the Employer expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Employer would be required to perform if no such succession had occurred.

(b)          This Agreement is enforceable by the Executive’s heirs. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)          This Agreement is personal in nature and is not assignable. This Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8.1, the Employer shall have no liability to pay any amount to the assignee or transferee.

8.2           Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of South Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina. By entering into this Agreement, the Executive acknowledges that he is subject to the jurisdiction of both the federal and state courts in the State of South Carolina. Any actions or proceedings instituted under this Agreement shall be brought and tried solely in courts located in Florence County, South Carolina or in the federal court having jurisdiction in Florence, South Carolina. The Executive expressly waives his rights to have any such actions or proceedings brought or tried elsewhere.

8.3           Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Employer. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties. This Agreement amends and restates in its entirety the November 24, 2006 Employment Agreement, as amended by the December 3, 2008 First Amendment of the Employment Agreement. From and after the date of this Agreement the November 24, 2006 Employment Agreement, as amended by the December 3, 2008 First Amendment of the Employment Agreement, shall be void and of no further force or effect.

8.4           Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board of Directors, First Reliance Bancshares, Inc., 2170 West Palmetto Street, Florence, South Carolina 29501.

8.5           Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6           Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7           No Duty to Mitigate. The Employer hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after his employment terminates, and (y) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, the Employer acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. The Employer further acknowledges that the payment of severance benefits under this Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after termination of his employment.

8.8           Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9           Payment of Legal Fees. The Employer is aware that after a Change in Control management could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Employer to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the Employer’s intention that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is the Employer’s intention that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Employer has failed to comply with any of its obligations under this Agreement or (y) the Employer or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Employer irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Employer’s expense as provided in this section 8.9, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Executive under this section 8.9, the Employer irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Employer and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Employer on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $250,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Employer’s obligation to pay the Executive’s legal fees under this section 8.9 operates separately from and in addition to any legal fee reimbursement obligation the Employer may have with the Executive under any separate severance or other agreement. Despite anything in this section 8.9 to the contrary however, the Employer shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

8.10         Compliance with Internal Revenue Code Section 409A. The Employer and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Agreement, including Articles 4 or 5, will result in additional tax or interest to the Executive because of section 409A, then despite any contrary provision of this Agreement the Executive will not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Employer shall reform the provision. However, the Employer shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Employer shall not be required to incur any additional compensation expense as a result of the reformed provision.

In Witness Whereof, the parties have executed this Amended Employment Agreement as of the date first written above.

Executive	First Reliance Bank

By:
Paul C. Saunders
Its:

First Reliance Bancshares, Inc.

By:

Its: